UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Commission File No. 0-2666

250 West 57th St. Associates L.L.C.

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Preliminary Copies

250 West 57th St. Associates L.L.C.

c/o Wien & Malkin llp

60 East 42nd Street

New York, New York 10165

Telephone: (212) 687-8700

Telecopier: (212) 986-7679

March , 2004

To Participants in 250 West 57th St. Associates L.L.C. ("Associates"):

In 1999, Associates joined its lessee, Fisk Building Associates L.L.C. (the "Lessee"), in a program to finance approximately $12.2 million of enhancements at the Fisk Building at 250 West 57th Street (the "Building"), as described in the enclosed June 28, 1999 letter.

The Lessee has largely completed the work covered by that program. Since 1999, as work has been done in the Building and the market demands and conditions have changed, the scope and cost of the work have expanded. Significant new leases with larger, better credit tenants which were previously not served by the Building have been concluded with major costs to the Lessee for commissions, base building upgrades, and tenant installations.

For the Building to continue to compare favorably with its market competition, upgrading of bathrooms and of additional corridors is now advisable. As work in excess of earlier financings raised through consents has progressed, these costs have been paid out of cash flow from operations, resulting in no or reduced overage rent and reduced distributions. Were the Lessee to continue to pay these costs out of its operating cash flow, overage rent distributions to Associates' Participants might be eliminated for several years.

The Lessee's new managing agent and Wien & Malkin have set forth a business plan which I support which, if successful, will require continued expenditures for base building enhancements, reconstruction of obsolescent suites (many of which are smaller and have not been upgraded for decades) which the larger and more credit-worthy tenants that are active in the Building's market demand, and marketing and commissions. The present estimated costs of the updated program, including 1999 and expanded work, total $31.4 million, an additional $19.2 million.

I recommend that Associates consent to increase the fee mortgage (the "Fee Mortgage") on the Building by up to $15 million, the maximum additional financing allowed by the current financing on the property. The increase will permit Associates to finance $27.2 million of the total $31.4 million program. The existing financing on the property matures December 1, 2005. At that time we can determine if the balance of the cost should also be financed. The Lessee has approved this program. I recommend your consent.

To induce the Lessee to increase its basic rent to pay the increased mortgage charges and to undertake the tenanting expenses and Building enhancements, the Agents will grant the Lessee additional extension rights under its net operating lease (the "Lease") of the Building beyond the current extension rights to 2103 in proportion to the net present benefit to Associates of completed enhancements and increased basic rent, as determined at that time by the Agents in consultation with an independent expert.

I also seek your agreement on a voluntary basis to pay incentive compensation to Associates' Supervisor, Wien & Malkin LLP, in the event of a future Building sale or other capital transaction.

The enclosed Statement by the Agents contains additional information on the program.

1. Background

The formation of Associates by Lawrence A. Wien, the acquisition of the Building, and the creation of the Lease are summarized in the enclosed Statement by the Agents.

Pursuant to the 1999 consent, in 2000 Associates increased the Fee Mortgage to $15,500,000. The net proceeds have been applied to authorized enhancement costs.

As you know, on November 20, 2002, Cushman & Wakefield, Inc. succeeded Helmsley-Spear as the Lessee's managing agent. The increased market exposure and awareness of Building conditions achieved with the assistance of Cushman & Wakefield has guided Wien & Malkin in designing and budgeting the recommended program.

2. Update

The focus of the program approved in 1999 was to address obvious work needed to upgrade the Building and its systems. During the past four years, the Time Warner Complex has been completed on the site of the former Coliseum, Random House has completed its new headquarters at 1745 Broadway, and the Hearst Corporation has started work on an 856,000 square foot tower above its 1921 building, which is directly across Eighth Avenue from the Building.

The extensive enhancements both now planned and now nearly concluded are set forth in Exhibit A to the enclosed Statement. Work completed, in process, and planned includes new elevator cabs, renovation of all public corridors and bathrooms, renovated entrance and ground floor lobby, new sound insulating and energy saving windows, upgraded building systems and façade.

Since the 1999 program commenced, there has been a downturn in the Manhattan economy and leasing market. Many small businesses (the primary tenancy for the Building) have failed, rental rates have fallen, and office vacancy has increased to the largest in a decade. At the Building, many of the vacated spaces have not been improved or upgraded for several decades and are too small for the tenants active in the market which can pay market rents. Lease transactions today require a significant contribution by the landlord for tenant installation and rent concessions.

In spite of the depressed market, the Lessee has completed significant new leasing, including leases to larger and more credit-worthy tenants. The Lessee's new managing agent and I agree that the Building's neighborhood is an improving, prime location for commercial office space in Manhattan.

Absent the increased financing, the Lessee will be unable to fund all necessary Building enhancements and leasing costs in a time frame to respond to the market in a timely fashion. In that event, the Building's market position, leasing program, and future operating revenues will be at risk. To the extent the Lessee pays these additional costs out of operating cash flow (the course it is presently pursuing), overage rent distributions to Participants would be reduced, if not eliminated, for years.

Therefore, I recommend that Associates cooperate by joining with the Lessee to increase the Fee Mortgage so that the additional proceeds will be applied to tenanting costs and Building enhancements, and the debt service on the increase in the Fee Mortgage will be paid by an increase in the Lessee's basic rent to Associates. In this way, the enhancements will be paid, the costs spread over many years, the Building's revenues enhanced, and any reduction of distributions to Participants will be minimized.

3. Use of the Proposed New Financing

Exhibit A to the enclosed Statement reflects the updated budgeted cost of the enhancements previously approved as well as the changes now recommended. There remains some deferred maintenance, and certain base building improvements (namely additional corridor and new bathroom upgrades) are being accelerated to enhance marketing. A facade restoration and a façade inspection thereafter performed and filed under the supervision of Helmsley-Spear did not disclose the additional extensive, required repairs, which were identified after a reinspection under the supervision of Cushman & Wakefield and Wien & Malkin conducted after a loose piece of masonry fell and hit a pedestrian.

As of January 31, 2004, the vacancy at the Building was approximately 18.4%, or a total of 91,406 square feet. The status of every tenant which has failed to renew at the Building has been documented by the new managing agent. The vacancy has been caused by tenants going out of business, relocating to work from home, or moving out of the Building's market area to greatly reduced rents in lesser quality buildings and locations. Many of the vacant spaces in the Building are small and have not been improved in decades. (The Building contains 495,562 rentable square feet, comprised of 313 individual suites, with 126 suites under 750 square feet.) The Lessee is combining many smaller spaces to be selectively pre-built to accommodate new tenants for which it is successfully canvassing.

Recently concluded new leases include a new 12,000 square foot lease with RZO, a 25 year-old accounting and management firm representing major entertainment clients like Sting and The Rolling Stones, and a renewal and expansion by Public Affairs LLC, a leading publisher which now occupies 6,123 square feet. A lease for the headquarters of a medical practice group is currently out for signature for 13,000 square feet. In addition, Cushman & Wakefield is proceeding with the very successful "pre-built" program, in which spaces are improved with new ceiling, lighting, air conditioning, and flooring to market to tenants requiring immediate occupancy; these spaces are being leased as soon as they are built or while under construction.

The actual amount to be borrowed against the additional $15 million for which I seek your consent will be determined based on space preparation costs and market conditions. In addition, this budget contains estimated mortgage taxes and loan fees.

4. Recommended Mortgage Increase

Emigrant Savings Bank holds the Fee Mortgage on the Building in the amount of $15.5 million, maturing December 1, 2005. Under the terms of this mortgage, Associates has the right to borrow up to an additional $15 million from an institutional lender, so long as the net income from the property is not less than 125% of the debt service under the existing and additional mortgages. The operating performance of the Building before improvement costs will meet the coverage requirements to allow for additional financing.

I recommend authorizing a new financing utilizing the maximum proceeds allowed under the existing Emigrant financing, increasing the Building's Fee Mortgage debt from $15.5 million to up to $30.5 million. The new financing will cover the prior and new costs noted herein, spread the payment of such new costs, thereby stabilizing distributions, and pay the related transaction costs associated with the new financing and consents therefor. As with the prior financing, this Fee Mortgage format minimizes borrowing costs. The Lessee's current and projected cash flow provides ample coverage for the debt service requirements and coverage.

The Agents will be authorized to refinance the Fee Mortgage with an institutional lender in the future, so long as the debt is non-recourse and the total principal amount does not exceed $30.5 million plus refinancing costs.

5. Payment of Increased Debt Service; Basic Rent

Associates will own the Building enhancements paid from the Fee Mortgage proceeds and will pay the debt service on the increase in the Fee Mortgage from an equivalent increase in basic rent paid by the Lessee. Basic rent will be adjusted from time to time to reflect changes in debt service on the increase in the Fee Mortgage, including changes resulting from any additional mortgage borrowing hereunder. The increased basic rent and any cash payment for enhancements and tenanting costs funded from the Lessee's operating income not covered by the refinancing will be deducted by the Lessee in computing overage rent. As described in the enclosed Statement, assuming that $752,000 of primary overage rent continues to be paid each year, such costs will be borne equally by Associates and the Lessee but spread over many years, thus stabilizing distributions to Participants.

Currently, basic rent is $1,574,653 a year, to be adjusted for any increase or decrease in debt service on the existing Fee Mortgage. If the existing $15.5 million debt is increased by $15 million with average annual interest at 6.5% and monthly payments of interest only, the annual basic rent will total approximately $2,550,000, an increase of $975,000 a year. The amount of the borrowing will be limited by the operating profit available for debt service and will be subject to interest rates and loan terms available at that time.

6. Unfinanced Enhancement and Tenanting Costs

The Lessee may pay any enhancement or tenanting cost which is not funded from this Fee Mortgage increase by applying a portion of its future operating cash flow. The Lessee will deduct any such payment in computing overage rent, so to the extent the Lessee operates profitably any such cost will be borne equally by Associates and the Lessee.

7. Lease Extension

The Lease will be modified to confirm the increase in basic rent. To the extent of the Lessee's completion of the additional enhancements described herein, Associates will grant additional Lease extension rights beyond 2103 in proportion to the net present benefit to Associates of the related increase in basic rent and the value of enhancements after completion, as determined at that time by the Agents in consultation with an independent expert. Any granting of such Lease extension rights is expected to trigger a New York State Transfer Tax at that time, which will be paid from the new Fee Mortgage proceeds and/or the Lessee's operating cash flow.

8. Solicitation and Program Expenses; Indemnity

The expenses for the consent solicitations of Associates and the Lessee, the refinancing, the Building work, the Lease amendment and extension, mortgage and transfer taxes, unrelated third party mortgage brokerage fees, and the associated fees and costs will be paid from the new mortgage proceeds and/or from the Lessee's operating income. In either case, assuming that $752,000 of primary overage rent continues to be paid each year, such expenses will be shared equally between Associates and the Lessee by operation of the overage rent computation. Wien & Malkin will represent Associates and the Lessee and will be paid at its customary hourly rates. As in the 1999 program, Associates will indemnify Wien & Malkin, the Agents, and their affiliates and advisers against any claim or expense in connection with this program.

9. Terms of Solicitation of Consents

The consent of 75% in interest of the Participants in at least 8 of the 10 participating groups is required to authorize the enhancement, financing, and Lease extension program and the refinancing authorization referred to in Items A and B of the enclosed Consent. Upon receipt of consent from 75% in interest of the Participants in an Agent's group, such Agent shall consent to this program with respect to such group.

10. Potential Conflicts of Interest

I and my family own beneficially participations equal to 4.490741% of Associates, and other partners in Wien & Malkin and their families own beneficially participations equal to 0.787034% of Associates.

10% of the Lessee is owned beneficially by me and my family, and a 45% member interest in the Lessee is held of record by me as agent for participants, including participations owned beneficially by my family equal to 6.75% of the Lessee.

I am the Chairman, and my son Anthony E. Malkin is Senior Director, Supervisory Services, of Wien & Malkin, which has acted as Associates' Supervisor from inception, for which it receives each year (a) basic supervisory fees of $40,000, with $12,000 payable from primary overage rent so long as the Participants receive distributions in excess of 11.5% of their original $3,600,000 cash investment, and (b) additional supervisory compensation of 10% of distributions to Participants in excess of 15% of their original cash investment. Wien & Malkin pays the costs relating to its regular supervisory services to Associates, including regular accounting fees, filing and search fees, report preparation, and mailing costs. For 2003, Wien & Malkin received additional supervisory compensation of $253,292 from Associates.

Wien & Malkin has also acted as the Lessee's Supervisor from inception, for which it receives basic supervisory fees of $48,000 annually and additional supervisory compensation of 10% of distributions to the Lessee's members in excess of $100,000 annually. In addition, from the group of participants in the 45% member interest in the Lessee held of record by me, Wien & Malkin receives each year 5% (and members of my immediate family receive 23.75%) of distributions in excess of $300,000 for such year and capital transaction distributions in excess of such annual priority plus return of capital. For 2003, Wien & Malkin received additional supervisory compensation of $62,964 from the Lessee plus $47,940 in other service fees, and Wien & Malkin and my family received $0 from the participants in the 45% member interest.

If the Lease is extended (i) Wien & Malkin will continue to receive its basic supervisory fee and any additional supervisory compensation based on excess distributions from the Lessee as well as from Associates during each year of any extended term and (ii) Wien & Malkin and members of my immediate family will continue to receive a share of any excess distributions described above from the group of participants in the 45% member interest in the Lessee held of record by me.

I and my son Anthony E. Malkin are the Agents for Participants. From inception all such Agents have been persons holding senior positions at Wien & Malkin and have received no compensation for serving as Agents.

11. Recommendation

I strongly urge your approval of this program, which includes all the other terms of Associates' prior approval. The Lessee has demonstrated that the additional enhancements are needed to effect new leasing in the very difficult current market and improve the Building and Associates' investment. Failure to complete the upgrade of the Building and conclude new leases and to effect the proposed financing would materially adversely affect distributions to the Participants.

The Fee Mortgage will still be very conservative, and financing the enhancements and leasing costs through an increase in the Fee Mortgage will spread their cost over a period of years and thus stabilize distributions to Participants. This will also improve the tax shelter for Participants who will receive a timing benefit, because depreciation deductions from new capitalized enhancements during the early years will exceed loan amortization. Were the Lessee to proceed and pay the cost out of cash flow and its own capital without this financing program, overage rent distributions to Participants might be eliminated for several years.

12. Voluntary Compensation Program.

Wien & Malkin has served as the Supervisor of this investment since Associates was first organized by Lawrence A. Wien in 1953. From inception, each Agent for Participants has been a person serving in a senior position at Wien & Malkin. No Agent receives remuneration for serving as Agent.

There is no plan for sale or other disposition of the property. However, the Agents recommend that each Participant now approve a voluntary individual program to share with Wien & Malkin a portion of excess receipts from a sale or other capital transaction including a partial or full sale, mortgage, pledge or assignment of the property or substantially all the interests in Associates. The Agents request that each Participant voluntarily, and only as to his or her participation, agree that should cumulative net proceeds received by such Participant from all capital transactions exceed two times the original cash investment, then the excess shall be distributed 90% to that Participant and 10% to Wien & Malkin. To confirm such agreement on behalf of the Participant and assigns, each consenting Participant should consent to Item C of the enclosed Consent.

Any sale or mortgage of the property, other than the financing expressly approved pursuant to this program, will continue to require the consent of 75% in interest of Participants in at least 8 of the 10 participating groups.

THE VOLUNTARY COMPENSATION PROGRAM IS AN INDEPENDENT PROGRAM TO WHICH A PARTICIPANT MAY CONSENT OR WITHHOLD CONSENT, INDEPENDENT OF SUCH PARTICIPANT'S CONSENT FOR ANY OTHER PROPOSAL HEREUNDER REGARDING ENHANCEMENTS, FINANCING, AND LEASE EXTENSION AND REFINANCING AUTHORIZATION.

By signing and returning the enclosed Consent, you authorize me and any partner or senior director at Wien & Malkin designated by me to conclude on behalf of Associates the necessary arrangements to effect this program.

Please carefully review the enclosed Statement and return the Consent promptly to permit timely conclusion of the work now required.

Any Participant with a question should consult with such Participant's own adviser. If you wish additional information that may be available to Wien & Malkin, please communicate with Alvin Silverman or Thomas N. Keltner, Jr.

Very truly yours,

Peter L. Malkin

Enclosure

THE AGENTS RECOMMEND YOUR CONSENT.

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE COLORED COPY OF THE CONSENT IN THE ENCLOSED ENVELOPE.

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

EXHIBIT TO LETTER DATED MARCH , 2004

250 WEST 57th STREET ASSOCIATES

c/o Wien & Malkin LLP

60 East 42nd Street - 26th Floor

New York, New York 10165-0015

Telephone: 212-687-8700

Telecopier: 212-986-7679

June 28, 1999

To Participants in 250 West 57th Street Associates ("Associates"):

On behalf of the Agents for the Participants in Associates, I am seeking your consent to a program to complete and finance improvements at the Fisk Building (the "Building").

1. Introduction.

After review with the Lessee, Wien & Malkin LLP supervisory staff, and on-site Building personnel, I believe the proposed improvements are necessary to maintain the Building, its competitive market position, and Associates' long-term investment return. The Lessee intends to proceed with the program: Were the Lessee to proceed and pay the cost out of cash flow, overage rent and extra distributions to Participants would be substantially reduced and might be eliminated for several years.

Therefore, I recommend that Associates cooperate by increasing its mortgage to facilitate the improvement program and reduce the impact of the program upon distributions to Participants.

The program is more fully described in the enclosed Statement by the Agents in the Solicitation of Participant Consents.

2. Background.

Associates has owned the Building since 1953 subject to a long-term net lease to Fisk Building Associates (the "Lessee"), which pays basic rent, from which mortgage debt service and basic supervisory fees are paid, and overage rent based on operating profit, from which monthly and extra distributions to Participants are paid. Total distributions for 1998 were equal to 77% of the original cash investment.

The area of Manhattan surrounding the Building continues to improve. The projects to replace the Coliseum and improve Columbus Circle will both enhance the area of the Building and encourage quality tenants to seek space in an upgraded Fisk Building. These new developments are expected to ask rents approximately double those now being received at the Building, and there is great potential for attracting quality tenants at higher rents by upgrading the Building and its systems and providing greater amenities.

To protect and exploit the Building's economic prospects in an improved market, the Lessee has prepared a Building upgrade and amenity enhancement program the components of which have been either fully designed, engineered, and bid or estimated by third party expert consultants.

3. Improvement Program.

The improvements proposed to be completed after December 31, 1998, are shown in Exhibit A to the enclosed Statement and are estimated to cost approximately $7.7 to $10 million over five years.

Included in the budget are: (a) $1,107,000 for replacement of the Building's approximately 1,300 windows, (b) $1,415,000 for façade, courtyard, and roof set-back renovation, (c) $685,000 for a new energy efficient chiller plant, (d) $300,000 for converting the Building's remaining DC electrical feeds to AC, (e) $1,012,500 for main lobby and entrance improvements, (f) $160,000 for upgrade of public bathrooms, (g) $1,380,000 for public corridor and elevator lobby improvements, (h) $105,000 for security and communication system improvements, and (i) $290,000 for upgrade and replacement of elevator equipment and system. An additional amount has been allowed for other work requirements which might arise during major upgrade of systems and façade. To the extent additional work is not required, the contingency balance will be available for improvement of tenant spaces or will not be funded.

4. Financing.

The $7.7 to $10 million estimated cost of the improvements over approximately five years will be funded substantially through a fee mortgage increase (from the current approximately $2,800,000). Associates will own the improvements paid from mortgage proceeds and will receive tax benefits from depreciation of the improvements. The increased mortgage charges will be paid by Associates from an equivalent increase in the basic rent paid by the Lessee to Associates. Basic rent and cash payments for other improvements will be deducted in computing overage rent, so that the improvement costs will be borne equally by Associates and the Lessee but spread through mortgage refinancings over many years, thus stabilizing distributions to Participants.

As part of this program, the Agents will be authorized to extend or refinance the increased mortgage with an institutional lender on a non-recourse basis, from time to time as they deem appropriate for the benefit of Associates. The maximum authorized mortgage will be $15,000,000 for funding the program improvements and other future Building improvements, and the actual amount will depend in part upon funding available from cash flow and the actual cost of the work.

5. Basic Rent.

Currently, basic rent is $317,157 a year, to be adjusted to reflect any increase or decrease in debt service on the existing mortgage balance. The basic rent payable by the Lessee to Associates will increase to cover debt service on the increased mortgage.

The Lessee projects that improvements will enhance Building rental income paid by office and store tenants and will reduce or completely offset the annual increase in basic rent expense. However, assuming no enhancement in bottom line performance from higher rental rates, higher occupancy, and lower credit loss from all these improvements, and an increase in the mortgage from $2,800,000 to $11,800,000 with annual interest at 7.5% on the additional $9,000,000 and with 25 year amortization, the basic annual rent increase will be $798,110, and overage rent will decrease by one-half of that amount. For an original $10,000 Participant who received $7,700 in distributions for 1998, this mortgage increase would reduce overage distributions by less than $1,000 a year, prior to any income enhancement resulting from the improvements.

6. Solicitation and Program Expenses.

The expenses for the consent solicitation, refinancing, legal fees, and related costs will be funded by the mortgage increase which is to be repaid by the Lessee's increased basic rent. Wien & Malkin LLP and its affiliates will arrange the mortgage refinancing, and there will be no brokerage commission paid. Wien & Malkin LLP will represent as counsel Associates and the Lessee in this program at standard hourly rates, and it and its affiliates as well as the Agents will be indemnified by Associates and the Lessee against any claim or expense arising in connection with the program.

7. Conclusion.

The contemplated expenditures will preserve and enhance the Building's operating results in an improved market while the related financing will stabilize the Participants' returns.

Enclosed are (a) the Statement detailing the program and including financial reports and (b) a colored Consent Form. Each Participant should review the Statement before signing and returning the colored Consent Form. The consent of 75% in interest of the Participants in 75% of the groups is required to authorize the program.

By signing, dating and returning the enclosed Consent Form, you authorize the Agents and any partner or senior director at Wien & Malkin LLP designated by me to conclude on behalf of Associates the necessary agreements to effect this financing and improvement program.

8. Recommendation.

I strongly urge your consent. The Lessee has demonstrated that the improvements are necessary. Financing of the improvements as proposed will spread the costs over the term of the mortgage and will also improve the tax shelter for Participants. If the financing of the improvements through an increase in the mortgage is not allowed, whatever improvements the Lessee pursues will reduce or eliminate distributions from overage rent payments for several years.

Please sign, date and return the enclosed Consent Form as soon as possible. If you have any question, please call any of my partners at Wien & Malkin LLP, Alvin Silverman, Stanley Katzman, or Thomas N. Keltner, Jr.

Very truly yours,

Peter L. Malkin

THE AGENTS RECOMMEND YOUR CONSENT. PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE ENCLOSED COLORED COPY OF THE CONSENT. A SIGNED CONSENT FORM WHICH IS RETURNED WITHOUT AN INDICATED CHOICE WILL CONSTITUTE A BINDING AFFIRMATIVE CONSENT. ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

PRELIMINARY COPIES

250 WEST 57TH ST. ASSOCIATES L.L.C.

CONSENT

In response to the letter from Peter L. Malkin to Participants in 250 West 57th St. Associates L.L.C. dated March , 2004 and the accompanying Statement by the Agents (the "Statement"; terms being used herein as defined therein), the undersigned Participant in 250 West 57th St. Associates L.L.C. hereby:

A. ENHANCEMENT, FINANCING, AND LEASE EXTENSION PROGRAM

CONSENTS: DOES NOT CONSENT:

Consents to Disapproves of

the updated program for Building enhancements, Fee Mortgage increase and any Lease extension, all as described in the letter from Peter L. Malkin to Participants in 250 West 57th St. Associates L.L.C. dated March , 2004 and the accompanying Statement.

B. DISCRETIONARY REFINANCING AUTHORITY OF THE AGENTS

CONSENTS: DOES NOT CONSENT:

Consents to Disapproves of

giving present and successor Agents discretionary authority to refinance the Fee Mortgage for a principal amount not to exceed $30.5 million plus refinancing costs, with an institutional lender, non-recourse, from time to time, all as described in the letter from Peter L. Malkin to Participants in 250 West 57th St. Associates L.L.C. dated March , 2004 and the accompanying Statement.

C. VOLUNTARY COMPENSATION PROGRAM

CONSENTS: DOES NOT CONSENT:

Consents to Disapproves of --

paying Wien & Malkin LLP voluntary compensation from certain Capital Transaction receipts arising after the date of this Agreement, all as described in the letter from Peter L. Malkin to Participants in 250 West 57th St. Associates L.L.C. dated March , 2004 and the accompanying Statement.

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT.

Dated: ________________, 2004

(Signature)

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED, THE PARTICIPANT SHALL BE DEEMED TO HAVE CONSENTED TO ALL ITEMS.

PRELIMINARY COPIES

250 West 57th St. Associates L.L.C.

c/o Wien & Malkin llp

60 East 42nd Street

New York, New York 10165

Telephone: (212) 687-8700

Telecopier: (212) 986-7679

STATEMENT BY THE AGENTS

IN THE

SOLICITATION OF PARTICIPANT CONSENTS

Dated: March , 2004

This Statement is issued in connection with the Solicitation of Participant Consents by Peter L. Malkin and Anthony E. Malkin, as the agents (the "Agents") for the participants (the "Participants") in 250 West 57th St. Associates L.L.C. ("Associates").

Associates was formed in 1953 to acquire the land and improvements known as the Fisk Building, located at 250 West 57th Street in New York City (the "Building"), all subject to a net operating lease (the "Lease") to Fisk Building Associates L.L.C. (the "Lessee"). In 2001 Associates was converted to a limited liability company. See Section I. - Background.

In 1999, Associates joined the Lessee in a program to finance approximately $12.2 million of enhancements at the Building. The Lessee has largely completed the work covered by that program. Since 1999, as work has been done in the Building and the market demands and conditions have changed, the scope and cost of the work have expanded. Significant new leases with larger, better credit tenants which were previously not served by the Building have been concluded with major costs to the Lessee for commissions, base building upgrades, and tenant installation.

For the Building to continue to compare favorably with its market competition, upgrading of bathrooms and of additional corridors is now advisable. As work in excess of earlier financings raised through consents has progressed, these costs have been paid out of cash flow from operations, resulting in no or reduced overage rent and reduced distributions. Were the Lessee to continue to pay these costs out of its operating cash flow, overage rent distributions to Associates' Participants might be eliminated for several years.

The Lessee's new managing agent and Wien & Malkin have set forth a business plan which the Agents support and which, if successful, will require continued expenditures for base building enhancements, reconstruction of obsolescent suites (many of which are smaller and have not been upgraded for decades) which the larger and more credit-worthy tenants that are active in the Building's market demand, and marketing and commissions. The present estimated costs of the updated program, including 1999 and expanded work, total $31.4 million, an additional $19.2 million.

Under the proposal, the fee mortgage (the "Fee Mortgage") on the Building will be increased by up to $15 million, the maximum additional financing allowed by the current financing on the property. The increase will permit Associates to finance $27.2 million of the total $31.4 million program. The Lessee's Basic Rent to Associates will increase to pay the debt service on the increased amount of debt. This Fee Mortgage financing will spread the cost and stabilize the amount available for distributions to Participants. The existing financing on the property matures December 1, 2005. At that time it will be determined if the balance of the cost should also be financed. As part of this program, the Agents will be authorized, as they deem appropriate for the benefit of Associates from time to time in the future, to refinance the Fee Mortgage with an institutional lender, so long as the debt is non-recourse and the principal amount does not exceed $30.5 million plus refinancing costs.

To induce the Lessee to increase its Basic Rent to pay the increased mortgage charges and to undertake the tenanting expenses and Building enhancements described herein, the Agents will grant the Lessee additional extension rights under the Lease beyond the current extension rights to 2103 in proportion to the net present benefit to Associates of increased Basic Rent and completed enhancements, as determined at that time by the Agents in consultation with an independent expert.

The Lessee has approved this enhancement, Lease extension and financing program and refinancing authorization. The Agents recommend your consent.

The Agents also seek the consent of each Participant individually on a voluntary basis to pay incentive compensation to Associates' Supervisor, Wien & Malkin LLP, in the event of a future Building sale or other capital transaction.

I. BACKGROUND

A. Organization of Associates

Associates was organized by Lawrence A. Wien in 1953, who served until his death as one of Associates' Agents on behalf of Participants. On November 30, 2001, Associates was converted to a limited liability company to insulate Agents and Participants from third party claims without changing any right of the Agents and Participants. Peter L. Malkin and his son Anthony E. Malkin, Senior Director, Supervisory Services, of Wien & Malkin LLP, serve as members of Associates.

Each member acts as the Agent for several groups of Participants under participating agreements (the "Participating Agreements"). The terms of the Participating Agreements are identical. Participants have the right to approve or disapprove certain Agent actions, including this enhancement, Lease extension and financing program and refinancing authorization. The percentage of Participants required to approve each proposal is described in Section XI. - Terms of Solicitations of Consents.

B. The Property

The Property consists of the 26-story Fisk Building located at 250 West 57th Street between Broadway and Eighth Avenue and the land underneath. The Building was constructed in 1921 and contains 495,562 rentable square feet, comprised of 313 individual suites, with 126 suites under 750 square feet.

As of January 31, 2004, the Building was approximately 81.6% occupied.

C. The Lease

    Term

    The current term of the Lease expires in 2028. Associates has consented to the Agents' granting the Lessee three additional 25-year renewal options expiring in 2103. There is no change in the terms of the Lease during the renewal periods. If this program is approved, to the extent of the Lessee's completion of additional enhancements described herein, Associates will grant additional Lease extension rights beyond 2103 in proportion to the net present benefit to Associates of the related increase in Basic Rent and the value of enhancements after completion, as determined at that time by the Agents in consultation with an independent expert.

    Rent

    The Lease requires the Lessee to pay the following rent for each fiscal year (October 1 through September 30):

    a. Basic rent ("Basic Rent") is currently equal to $1,574,653 a year, payable monthly, subject to adjustment equal to any increase or decrease in the existing Fee Mortgage debt service.

    b. Overage rent ("Overage Rent") equal to (i) 100% of the Lessee's annual net operating profit from the Property up to $752,000 ("Primary Overage Rent") and (ii) 50% of the Lessee's remaining annual net operating profit ("Secondary Overage Rent"). Primary Overage Rent is advanced monthly based on the Lessee's net operating profit for the prior fiscal year and then adjusted in the following fiscal year based upon actual results. Secondary Overage Rent is payable annually within 60 days after the fiscal year-end. Although the Lessee is permitted to deduct accumulated losses from certain prior fiscal years against advances for Primary Overage Rent, there is currently no accumulated loss from past fiscal years to be deducted against current or future payments of Primary Overage Rent.

    For the last 18 fiscal years the Lessee has paid the full $752,000 of Primary Overage Rent plus Secondary Overage Rent. For the most recently completed fiscal year ended September 30, 2003, the Lessee paid Primary Overage Rent of $752,000 and Secondary Overage Rent of $2,330,160.

    Other Material Lease Terms

The Lessee pays all insurance, real estate tax, repair, maintenance and other operating expenses for the Property. The Lessee is not required to make capital improvements to the Property.

The Lessee has the right to assign the Lease without Associates' consent, so long as the assignee assumes all Lease obligations. The Lessee also has the right to surrender the Lease to Associates on 60 days' notice.

D. Fee Mortgage

The Fee Mortgage balance is currently $15.5 million, having been last refinanced in 2000 under the prior consent. The maximum Fee Mortgage authorized under this program is $30.5 million plus refinancing costs, on the basis that (i) the proceeds of any increase in the Fee Mortgage will be applied to the Property and (ii) any increased debt service on the increased amount of the Fee Mortgage shall be paid by Associates from an equivalent increase in Basic Rent paid by the Lessee. The Fee Mortgage matures December 1, 2005.

Emigrant Savings Bank holds the Fee Mortgage on the Building. Under the terms of this mortgage, Associates has the right to borrow up to an additional $15 million from an institutional lender so long as the net income from the Property is not less than 125% of the debt service under the existing and additional mortgages. The operating performance of the Building before improvement costs will meet the coverage requirements to allow for additional financing.

E. Current Market

The focus of the program approved in 1999 was to address obvious work needed to upgrade the Building and its systems. During the past four years, the Time Warner Complex has been completed on the site of the former Coliseum, Random House has completed its new headquarters at 1745 Broadway, and the Hearst Corporation has started work on an 856,000 square foot tower above its 1921 building, which is directly across Eighth Avenue from the Building.

Pursuant to new space leases, the rental rate currently asked of prospective office tenants at the Building is approximately $29 to $40 per square foot (exclusive of electricity charges).

The Lessee operates the Building free of any federal, state or local governmental rent regulation. Rents are governed by existing leases and market conditions.

F. Financial Information

The Participants have received total distributions representing an annual return on their original cash investment at rates of approximately 78.32% for 2003, 51.68% for 2002, and 88.31% for 2001. These percentages were calculated by dividing the cash payments to the Participants in each year by the Participants' original $3,600,000 cash investment in the Property. Certain Participants may have purchased their interests for amounts different than the original cash investment, so their return on investment will be different.

Each monthly installment of Basic Rent is applied to pay monthly debt service on the Fee Mortgage and a portion of the basic supervisory fee to Wien & Malkin. Primary Overage Rent is applied to pay monthly distributions to the Participants, the balance of the basic supervisory fee to Wien & Malkin, and a portion of additional supervisory compensation to Wien & Malkin. Secondary Overage Rent is applied to pay the balance of additional supervisory compensation to Wien & Malkin and additional distributions to the Participants. See Section I.G. - Supervisory Services to Associates.

Enclosed are audited financial statements of Associates as of December 31, 2000, 2001 and 2002, including in each case the balance sheets and the related statements of income, members' equity, and cash flows. Also, See Section VII. - Agents' Discussion and Analysis of Financial Condition and Results of Operation.

Rogoff & Company, P.C. serves as Associates' independent public accountants and has performed certain other financial accounting work for Associates, including tax return preparation.

G. Supervisory Services to Associates

No Agent receives remuneration from Associates for serving as Agent. Peter L. Malkin and his son Anthony E. Malkin, Senior Director, Supervisory Services, of Wien & Malkin, are the Agents.

Wien & Malkin has acted as Supervisor for each of Associates and the Lessee from inception. Wien & Malkin's regular supervisory services for Associates include maintaining Associates' organizational and Participant records, performing physical inspections of the Property, reviewing violation searches and insurance coverage, conducting annual supervisory review meetings, receiving monthly rent from the Lessee, paying monthly Fee Mortgage obligations, paying monthly and additional distributions to the Participants, confirming payment of real estate taxes and BID assessments, reviewing financial statements submitted to Associates by the Lessee and financial statements and tax information prepared by Associates' independent certified public accountants, distributing reports to the Participants, and preparing certain filings with governmental authorities.

In consideration of its supervisory services to Associates, Wien & Malkin receives each year (a) basic supervisory fees of $40,000, with $12,000 payable from Primary Overage Rent so long as the Participants receive distributions in excess of 11.5% of their original $3,600,000 cash investment, and (b) additional supervisory compensation of 10% of distributions to Participants from Overage Rent in excess of 15% of their original cash investment. Wien & Malkin pays the costs relating to its regular supervisory services to Associates, including regular accounting fees, filing and search fees, report preparation, and mailing costs. For 2003, Wien & Malkin received additional supervisory compensation of $253,292 from Associates.

II. OPERATIONS MATTERS

A. Update

Since the 1999 program commenced, there has been a downturn in the Manhattan economy and leasing market. Many small businesses (the primary tenancy for the Building) have failed, rental rates have fallen, and office vacancy has increased to the largest in a decade. At the Building, many of the vacated spaces have not been improved or upgraded for several decades and are too small for the tenants active in the market which can pay market rents. Lease transactions today require a significant contribution by the landlord for tenant installation and rent concessions.

In spite of the depressed market, the Lessee has completed significant new leasing, including many leases to larger and more credit-worthy tenants. The Lessee's new managing agent, Cushman & Wakefield, and the Agents agree that the Building's neighborhood is an improving, prime location for commercial office space in Manhattan.

Absent the increased financing, the Lessee will be unwilling or unable to fund all necessary Building enhancements and leasing costs in a time frame to respond to the market in a timely fashion. In that event, the Building's market position, leasing program, and future operating revenues will be at risk. To the extent the Lessee pays these additional costs out of operating cash flow (the course it is presently pursuing), Overage Rent distributions to Participants would be reduced, if not eliminated, for years.

    Use of Proposed New Financing

    The extensive enhancements both now planned and now nearly concluded are set forth in Exhibit A. Work completed, in process, and planned - includes new elevator cabs, renovation of all public corridors and bathrooms, renovated entrance and ground floor lobby, new sound insulating and energy saving windows, upgraded building systems and façade.

    Exhibit A reflects the updated budgeted cost of the enhancements previously approved as well as the changes now recommended. There remains some deferred maintenance, and certain base building improvements (namely additional corridor and new bathroom upgrades) are being accelerated to enhance marketing. A facade restoration and a façade inspection thereafter performed and filed under the supervision of the Lessee's former managing agent, Helmsley-Spear, Inc., did not disclose the additional extensive, required repairs, which were identified after a reinspection under the supervision of Cushman & Wakefield and Wien & Malkin conducted after a loose piece of masonry fell and hit a pedestrian.

    The vacancy at the Building as of January 31, 2004 was approximately 18.4%, or a total of 91,406 square feet. The status of every tenant which has failed to renew at the Building has been documented by the new managing agent. The vacancy has been caused by tenants going out of business, relocating to work from home, or moving out of the Building's market area to greatly reduced rents in lesser quality buildings and locations. Many of the vacant spaces in the Building are small and have not been improved in decades. (The Building contains 495,562 rentable square feet, comprised of 313 individual suites, with 126 suites under 750 square feet.) The Lessee is combining many smaller spaces to be selectively pre-built to accommodate new tenants for which it is successfully canvassing.

    Recently concluded new leases include a new 12,000 square foot lease with RZO, a 25 year-old accounting and management firm representing major entertainment clients like Sting and The Rolling Stones, and a renewal and expansion by Public Affairs LLC, a leading publisher which now occupies 6,123 square feet. A lease for the headquarters of a medical practice group is currently out for signature for 13,000 square feet. In addition, Cushman & Wakefield is proceeding with the very successful "pre-built" program, in which spaces are improved with new ceiling, lighting, air conditioning and flooring to market to tenants requiring immediate occupancy; these spaces are being leased as soon as they are built or while under construction.

    The actual amount to be borrowed against the additional $15 million for which the Agents seek your consent will be determined based on space preparation costs and market conditions. In addition, this budget contains estimated mortgage and transfer taxes and loan fees.

    Recommended Mortgage Increase

The cost of this program will be funded through a new financing utilizing the maximum proceeds allowed under the existing Emigrant financing, increasing the Fee Mortgage debt from $15.5 million to up to $30.5 million. The new financing will cover the prior and new costs noted herein, spread the payment of such new costs, thereby stabilizing distributions, and pay the related transaction costs, associated with the new financing, the Lease amendment and consents therefor. As with the prior financing, this Fee Mortgage format minimizes borrowing costs. The Lessee's current and projected cash flow provides ample coverage for the debt service requirements. Associates will own the Building enhancements paid from the Fee Mortgage proceeds and will pay the debt service on the increase in the Fee Mortgage from an equivalent increase in Basic Rent paid by the Lessee. Basic Rent will be adjusted from time to time to reflect changes in debt service (including payments of loan amortization) on the increase in the Fee Mortgage, including changes resulting from any additional mortgage borrowing hereunder. The increased Basic Rent, and any cash payment for enhancements and tenanting costs funded from the Lessee's operating income not covered by the refinancing, will be deducted by the Lessee in computing Overage Rent. Assuming that $752,000 of Primary Overage Rent continues to be paid each year, such costs will be borne equally by Associates and the Lessee but spread over many years, thus stabilizing distributions to Participants.

Neither Associates nor the Participants will be personally liable for the Fee Mortgage. To minimize interest charges, the Lessee may arrange for the advance of the Fee Mortgage increase in installments. The maximum Fee Mortgage debt authorized by the program will be $30.5 million plus refinancing costs.

The Fee Mortgage increase, as advanced, will be held by Associates and applied as expended by the Lessee. For purposes of determining Overage Rent, the interest earned on the temporary investment of the Fee Mortgage advances until expended shall be treated as income of the Lessee and applied monthly to offset Basic Rent.

If the Lessee were required to pay for all such enhancements and tenanting costs without financing proceeds, the full cost would be currently deducted against Overage Rent. For 2003 approximately 74.5% of the distributions to Participants was derived from Overage Rent. If the full cost were deducted against Overage Rent, additional distributions to the Participants would be significantly reduced, if not eliminated, during the next several years. The proposed Fee Mortgage financing will instead spread these costs over a longer term and stabilize the amount of Overage Rent payable by the Lessee for distribution to Participants.

The Agents will be authorized to refinance the Fee Mortgage with an institutional lender in the future, so long as the debt is non-recourse and the total principal amount does not exceed $30.5 million plus refinancing costs.

D. Basic Rent

Currently, Basic Rent is $1,574,653 a year, to be adjusted for any increase or decrease in the existing $15.5 million Fee Mortgage debt service. If the existing $15.5 million debt is increased by $15 million with average annual interest at 6.5% and monthly payments of interest only, the annual Basic Rent will total approximately $2,550,000, an increase of $975,000 a year. The amount of the borrowing will be limited by the operating profit available for debt service and will be subject to interest rates and loan terms available at that time.

E. Lease Extension

The Lease will be modified to confirm the increase in Basic Rent. To the extent of Lessee's completion of enhancements described herein, Associates will grant additional Lease extension rights beyond 2103 in proportion to the net present benefit to Associates of the related increase in Basic Rent and the value of enhancements after completion, as determined at that time by the Agents in consultation with an independent expert. Any granting of such Lease extension rights is expected to trigger a New York State Transfer Tax at that time, which will be paid from the new Fee Mortgage proceeds and/or the Lessee's operating cash flow.

F. Solicitation and Program Expenses; Indemnity

The expenses for the consent solicitations for Associates and the Lessee, the refinancing, the Building work, the Lease amendment and extension, recording and transfer taxes, unrelated third party mortgage brokerage fees, and the associated fees and costs will be paid from the new Fee Mortgage proceeds and/or the Lessee's operating income. In either case, assuming that $752,000 of Primary Overage Rent continues to be paid each year, such expenses will be shared equally between Associates and the Lessee by operation of the Overage Rent computation. Wien & Malkin will represent Associates and the Lessee and will be paid at its customary hourly rates. As in the 1999 program, Associates will indemnify Wien & Malkin, the Agents, and their affiliates and advisers against any claim or expense in connection with this program.

III. CERTAIN EFFECTS OF THE ENHANCEMENT AND FINANCING PROGRAM

A. Generally

Payment for the enhancement program (whether by debt service on the Fee Mortgage increase through increased Basic Rent or direct payment for services and materials) is deductible in computing Overage Rent. Therefore, assuming that $752,000 of Primary Overage Rent continues to be paid each year, each of Associates and the Lessee will ultimately bear one-half of the cost of the program. Stated differently, the value of the Property and of Associates' interest in it will be enhanced, and the Lessee will have contributed half the cost.

The Agents believe there is a good prospect that increases in rental income from tenants will offset and ultimately be greater than the increases in the Lessee's expense for Basic Rent, thus moderating or avoiding any reduction of Overage Rent and distributions.

The enhancement, financing, and Lease extension program and refinancing authorization will have no direct effect on the Agents as such and will not change the basic supervisory fee or the formula under which Wien & Malkin receives the basic supervisory fee and additional supervisory compensation. See Section V. - Potential Conflicts of Interest.

B. Tax Consequences

The enhancements paid through the Fee Mortgage increase shall be installed by the Lessee as agent for Associates and shall be deemed to be the property of Associates. The applicable income tax deductions for depreciation shall benefit the Participants. To the extent the enhancement program is funded from the Fee Mortgage increase, non-deductible amortization payments by Associates under the Fee Mortgage increase will ultimately equal the tax benefits of the depreciation. The terms for the proposed Fee Mortgage increase are expected to require amortization payments based on a 25-year schedule, and the Participants will receive a timing benefit, because depreciation deductions during the early years will exceed loan amortization.

IV. RECOMMENDATIONS

The Agents recommend that the Participants approve the enhancement, financing and Lease extension program and the refinancing authorization, for the following reasons:

-- The additional enhancements are needed to effect new leasing in the very difficult current mark and to improve the Building and Associates' investment. Failure to complete the upgrade of the Building, effect new leases, and implement the proposed financing would materially adversely affect distributions to the Participants.

-- Financing of the enhancements through the increase in the Fee Mortgage will spread the cost and thus stabilize distributions to Participants. This will also improve the tax shelter for the Participants through increased depreciation from new capitalized enhancements. Were the Lessee to proceed and pay the cost out of cash flow and its own capital, distributions to the Participants might be eliminated for several years.

The data and background materials regarding this enhancement, financing, and Lease extension program, refinancing authorization, and voluntary compensation are on file in the office of Wien & Malkin and are available for review by the Participants. Appointments to inspect and copy such data, and requests for copies for such data, may be made by contacting Rodney Gomes at (212) 687-8700.

V. POTENTIAL CONFLICTS OF INTEREST

A. Certain Ownership of Participants

As of February 1, 2004, the Agents beneficially owned, directly or indirectly, the following Participations:

Name & Address Amount of

of Beneficial Beneficial Percent

Title of Class Owner Ownership of Class

Participations Peter L. Malkin

in Limited Liability 60 East 42nd Street

Company Interests New York, NY 10165 $88,333 2.453697%

At such date, Peter L. Malkin owned of record, as trustee or co-trustee but not beneficially, $10,000 of participations, and Anthony E. Malkin owned of record, as trustee or co-trustee but not beneficially, $8,333 of participations.

Members of the family of Peter L. Malkin and Anthony E. Malkin, or trusts for their benefit, owned of record or beneficially $55,000 of other participations.

Other members of Wien & Malkin and their families own $28,333 of participations.

B. Relationships with the Lessee

10% of the Lessee is owned beneficially by Peter L. Malkin and his family, and a 45% member interest in the Lessee is held of record by Peter L. Malkin as agent for participants, including participations owned beneficially by his family equal to 6.75% of the Lessee. The requisite members of the Lessee have approved this program.

For acting as Supervisor of the Lessee, Wien & Malkin receives basic supervisory fees each year of $48,000 plus additional supervisory compensation of 10% of distributions to the Lessee's members in excess of $100,000 for such year. In addition, from the group of participants in the 45% member interest in the Lessee held of record by Peter L. Malkin, Wien & Malkin receives each year 5% (and members of Peter L. Malkin's immediate family receive 23.75%) of distributions in excess of $300,000 for such year, and capital transaction distributions in excess of such annual priority plus return of capital. For 2003, Wien & Malkin received additional supervisory compensation of $62,964 from the Lessee plus $47,940 in other service fees, and Wien and Malkin and Peter L. Malkin's family received $0 from the participants in the 45% member interest.

If the Lease is extended (i) Wien & Malkin will continue to receive its basic supervisory fee and additional supervisory compensation on any excess distributions from the Lessee as well as from Associates during each year of any extended term and (ii) Wien & Malkin and members of Peter L. Malkin's immediate family will continue to receive a share of any excess distributions described above from the group of participants in the 45% member interest in the Lessee held of record by Peter L. Malkin.

The Agents and Wien & Malkin and their affiliates and advisers are being indemnified by the Lessee and Associates in connection with the program.

C. Lease Extension; Consultation with Third Party

The Agents will consult with an independent third party regarding the net present values of the benefits and costs to each of Associates and the Lessee from new enhancements described herein to assist the Agents in determining any Lease extension options to be granted to the Lessee as authorized hereunder.

VI. FEES AND EXPENSES

The fees and expenses relating to this solicitation of consents, the Lessee consent solicitation, the Lease amendment and extension, and the Fee Mortgage refinancing will be paid from the Fee Mortgage increase, which is serviced by the Lessee's Basic Rent increase, or by the Lessee's cash from operations, in either case to be deducted in determining Overage Rent as previously described.

  AGENTS' DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

For 2003 for each original $10,000 participation, Associates made regular monthly distributions aggregating $2,000 plus an additional distribution from Secondary Overage Rent of $5,832, resulting in total distributions of $7,832. See Section I.C. - The Lease.

The following summarizes certain material factors affecting Associates' for the two years ended December 31, 2003.

a. Total income increased for 2003 compared with the prior year, attributable to an increase in Overage Rent in 2003.

b. Total income decreased in 2002 compared with the prior year, attributable to a decrease in Overage Rent in 2002.

VIII. LIQUIDITY AND CAPITAL RESOURCES

There has been no significant reduction in Associates' liquidity for the twelve-month period ended December 31, 2003, as compared with the twelve-month period ended December 31, 2002.

IX. INFLATION

Inflationary trends in the economy may impact the operations of the Lessee, and therefore, Overage Rent. Historically, inflation generally has resulted in an increase in Overage Rent.

X. VOLUNTARY COMPENSATION PROGRAM

Wien & Malkin has supervised this investment since it was first organized by Lawrence A. Wien in 1953. From inception of Associates' investment, each Agent for the Participants has been a person serving in a senior position at Wien & Malkin. No Agent receives remuneration for serving as Agent. As described in Section I.G. - "Supervisory Services to Associates," Wien & Malkin is entitled to receive for supervisory services to Associates a basic supervisory fee and additional supervisory compensation, both of which are based on cash distributions from Property operations.

There is no plan for the sale or other disposition of the Property. However, the Agents recommend that each Participant now approve a voluntary individual program to share with Wien & Malkin a portion of excess distributions from a sale or other capital transaction including a partial or full sale, mortgage, pledge or assignment of the Property or substantially all the interests in Associates.

The Agents request that each Participant voluntarily, and only as to his or her participation, consent that should cumulative Net Proceeds received by such Participant or any assignee from all Capital Transactions exceed 200% of the original cash investment (i.e., two times the Participant's original share of the $3,600,000 investment), then the excess shall be distributed 90% to that Participant and 10% to Wien & Malkin (the "Voluntary Program").

Capitalized terms in the Voluntary Program and in Item C of the enclosed Consent and Agreement are defined below:

"Capital Transaction" shall mean any one or more of the following transactions: (i) the refinancing of any indebtedness of Associates or any joint venture in which Associates has an interest, (ii) the sale, exchange, condemnation (or similar eminent domain taking), casualty or other disposition of all or any substantial part of the Property, or Associates' interest in the Property held through any joint venture in which Associates has an interest, (iii) the liquidation and dissolution of Associates or (iv) any similar transaction or event, the proceeds of which are deemed attributable to capital in accordance with generally accepted tax or accounting principles.

"Net Proceeds" shall mean the gross proceeds from any Capital Transaction less (i) all expenses incurred in connection with such transaction, (ii) in the case of any disposition of all or any substantial part of the Property or Associates' interest therein held through any joint venture in which Associates has an interest, the amount of any indebtedness of Associates or such joint venture, (iii) in the case of any refinancing of any indebtedness, the amount of the indebtedness immediately prior to such refinancing, plus cash and/or credit utilized or intended to be utilized for making any expenditure to be financed by such indebtedness, (iv) in the case of any casualty or condemnation, any insurance proceeds or condemnation award to the extent applied to the restoration or repair of the Property and (v) any reasonable reserve. In the case of any Capital Transaction disposition of all or any part of the Property consisting of a tax-deductible contribution disposition in favor of a non-profit organization, Net Proceeds shall mean the reasonably estimated benefit of the income tax deduction arising from such disposition.

To confirm such agreement as binding on the Participant and any assignee, each consenting Participant should consent to Item C of the enclosed Consent.

It is not now possible to quantify the actual amount of compensation, if any, an authorizing Participant will pay to Wien & Malkin under the Voluntary Program. Such compensation to Wien & Malkin will be payable, if at all, only from Net Proceeds of Capital Transactions received by Participants in excess of two times the original cash investment. The occurrence of any such Capital Transaction and the amount of any such distribution has not been estimated. No sale of the Property is now planned, and no mortgage is planned except to pay costs and enhancements as described herein, nor shall any such sale, disposition, or additional mortgage proceed without the prior consent of Participants, as provided in the Participating Agreements.

The Agents request that each Participant consent to Item C of the enclosed Consent on the basis that such a payment to Wien & Malkin from any Capital Transaction such as a sale or refinancing would be appropriate for the following reasons:

    It is customary for sponsors of real estate investments to share substantially in both capital transaction income and operating income. The 10% share proposed here for Wien & Malkin is modest in relation to current investment programs and is payable only after the Participant has received 200% of the original cash investment, in addition to all prior distributions from operating income.

    The Agents believe this is consistent with the existing payment to Wien & Malkin of 10% of all distributions to Participants in excess of a return at the rate of 15% on their remaining cash investment.

    Wien & Malkin will not share in any receipts from any Capital Transaction, except with respect to proceeds received by a Participant who has approved the Voluntary Program.

    Neither Wien & Malkin nor any affiliate will receive any compensation for arranging the contemplated financing on the Property with the institutional lender.

    Wien & Malkin will share in any proceeds from any Capital Transaction only if such transaction is approved by the Participants and only with respect to proceeds received by a Participant who has approved the Voluntary Program.

    Wien & Malkin has been Associates' Supervisor from inception for the life of this investment to date. Distributions on each original $10,000 investment have totaled $164,311 from inception through December 31, 2003.

Because agreements to the Voluntary Program will be obtained on an individual basis, no minimum number of such agreements must be obtained hereunder. Only a Participant who has consented to Item C of the enclosed Consent or such Participant's assignee will make this voluntary payment to Wien & Malkin as described above. Other Participants will not pay such compensation.

Any sale or mortgage of the Property, other than the financing expressly approved pursuant to this program, will continue to require the consent of 75% in interest of Participants in at least 8 of the 10 participating groups.

THE VOLUNTARY COMPENSATION PROGRAM IS AN INDEPENDENT PROGRAM. A PARTICIPANT MAY CONSENT OR WITHHOLD CONSENT TO SUCH PROGRAM, WITHOUT REGARD TO ANY CONSENT RELATING TO ALL OR PART OF THE OTHER PROPOSALS FOR ENHANCEMENTS, FINANCING, AND LEASE EXTENSION AND REFINANCING AUTHORIZATION.

XI. TERMS OF SOLICITATIONS OF CONSENTS

Peter L. Malkin acts for six groups of Participants owning 60% of the original $3,600,000 investment in Associates, and Anthony E. Malkin acts for four groups of Participants owning the remaining 40%. At February 1, 2004, no person held participations aggregating more than 3.03% of the total outstanding participations.

On February 1, 2004, there were 592 Participants holding participations in one or more groups. Each Participant's voting percentage in his or her group is determined by a fraction, whose numerator is the face amount of the participation and denominator is the group's original investment in Associates.

Each Participating Agreement requires 75% consent for this enhancement, financing, and Lease extension program and refinancing authorization, all as recommended by the Agents in this Statement. Upon receipt of consent from 75% in interest of the Participants in an Agent's group, such Agent shall consent to this program with respect to such group. Upon receipt of consent from at least eight of the groups, this enhancement, financing, and Lease extension program and refinancing authorization shall be approved.

There is no record date establishing the identity of the Participants entitled to vote for the program. Holders of participations as of February 1, 2004 will be recognized as entitled to vote. However, if any participation is transferred before the consent with respect to that participation is given, the transferee will be entitled to vote. If consent to any Item has been given prior to the transfer of a participation, the transferee will be bound by the vote of the transferor.

Wien & Malkin has been authorized by the Agents to solicit the consents of Participants by print and electronic mail, telecopier, telephone and telegram after the mailing of this Statement. Consent Forms which are signed and returned without a choice indicated will be deemed to constitute a binding consent to all Items. If the Consent Form is returned undated, it will be deemed dated as of the date received by the Agents. Any consent (including a deemed consent) is irrevocable.

Participations are not traded on an established securities market, nor are they readily tradable on a secondary or equivalent market. Based on Associates' transfer records, participations are sold by holders from time to time in privately negotiated transactions and through sales arranged by Wien & Malkin. In many instances, Associates is unaware of the prices at which such transactions occur (other than certain intra-family transfers involving participations owned by members of Wien & Malkin or their families).

Each Participant may wish to consult with such Participant's legal or other adviser. If any Participant desires any additional information available to Wien & Malkin he or she should communicate with Alvin Silverman or Thomas N. Keltner, Jr. of Wien & Malkin at 60 East 42nd Street, New York, New York 10165; telephone 212-687-8700 or telecopier 212-986-7679.

THE AGENTS RECOMMEND YOUR CONSENT.

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE COLORED COPY OF THE CONSENT IN THE ENCLOSED ENVELOPE. ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

EXHIBIT A

BUDGET

Project /Item	Current Total Budget

Capital improvements
Public corridors and elevator lobby improvements	$6,090,000
Elevator cab replacement	290,000
Elevator equipment and system upgrade & replacement	255,000
Fire alarm	400,000
Main lobby improvements	1,320,000
Marketing office upgrade	17,399
Window replacement	2,145,000
Façade renovation	3,910,000
New energy efficient chiller plant	959,144
House tanks replacement & capacity upgrade	350,000
Sidewalk elevator replacement	37,250
CCTV installation @ elevator cabs	20,000
Roof replacement	900,000
Backflow preventers	96,000
Toilet exhaust riser	189,299
DC electric conversion	89,052
New energy efficient burner/chimney	590,000
Security & communication system improvements	115,000
Subway entrance renovation	250,000
Retail storefronts and signage	50,000
Bathroom renovations throughout	3,700,000
Visitor access system	75,000
Sidewalk replacement	350,000
Freight entrance renovation	250,000
Electric service upgrade	1,500,000
Sewage ejector pump replacement	75,000
Other building code upgrades	100,000
BMS system for building controlled AC	250,000
Demolition/ACM abatement-out of service boiler	150,000
Sprinkler system investigation for code change	225,000
Cooling tower	400,000
Replacement of air handlers / a/s units	792,000
Other improvements	245,000
Mortgage taxes & loan soft costs	1,189,578
Sub-Total	27,374,722
New Lease Costs through 2004
Prebuilt units	465,000
Leasing commissions	1,608,049
Tenant improvements	1,995,074
Total	$31,442,845

250 West 57th St. Associates L.L.C.

EXHIBIT INDEX

Number Document Page*

13(a) Financial reports for the fiscal year ended December 31, 2000, December 31,2001 and December 31, 2002 are incorporated herein by reference as an exhibit hereto.